GABELLI EQUITY SERIES FUNDS, INC. 485BPOS

Exhibit 28 (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 56 to the Registration Statement (Form N-1A, No. 33-41913) of Gabelli Equity Series Funds, Inc., and to the incorporation by reference therein of our reports dated November 25, 2020 on The Gabelli Equity Income Fund, The Gabelli Small Cap Growth Fund, The Gabelli Focused Growth and Income Fund (formerly known as The Gabelli Focus Five Fund) and The Gabelli Global Financial Services Fund included in the 2020 annual reports to shareholders.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 28, 2021